Pricing Supplement No. 15                        Filing Under
                                                 Rule 424 (b) (2)

Dated:  10/26/95               Registration
                                                 File No. 33-69132


                                $25,000,000

                              UNUM CORPORATION

                         Medium Term Notes, Series B

CUSIP:  90313QAPO
Principal Amount:  $25,000,000                  Floating Rate Notes:  N/A
Interest Rate (if fixed rate):  6.37%           Interest Rate Basis:  N/A
Stated Maturity:  10/31/2000                     - Commercial Paper Rate
Specified Currency:  U.S. Dollar                 - Prime Rate
Applicable Exchange Rate (if any):               - LIBOR
     U.S. Dollar $1.00 = N/A                     - Treasury Rate
Issue price (as a percentage of                  - CD Rate
     principal amount):  100 %                   - Federal Funds Rate
Selling Agent's commission (%):  .500            - Other:
Purchasing Agent's discount or                   Index Maturity:  N/A
     commission (%):  N/A                        Spread:  N/A
Net proceeds to the Company (%): $24,875,000     Spread Multiplier:  N/A
Settlement date (original issue                  Maximum Interest Rate:  N/A
     date): 10/31/95                             Minimum Interest Rate:  N/A
Redemption Commencement Date (if any):  N/A      Initial Interest Rate:  N/A
Exchange Rate Agent:  N/A                          Interest Reset
Original Issue Discount                              Date(s) if semi-
     Security:                                       annually or
     Yes:   No:  X                                   annually):  N/A
Default Rate (%):  N/A                            Third Wednesday of:  N/A
     (applicable only for original                Interest Reset Date
     Discount Security)                             (if weekly, monthly
                                                    or quarterly):  N/A
                                                    Interest Determination
                                                    Date(s):  N/A
                                                Calculation Date(s):  N/A
                                                Calculation Agent:  N/A
                                                Interest Payment
                                                    Date(s):  N/A
Redemption Periods:  N/A                        Regular Record Date(s):  N/A
                                                Interest Reset Period:  N/A

Other Provisions:  N/A                          Redemption Prices:  N/A

If such Notes are denominated in other than U.S. Dollars, the applicable Foreign Currency Supplement is attached hereto.

Additional terms:  N/A

As of the date of this Pricing Supplement, (i) the aggregate initial public offering price (or its equivalent in other currencies) of the Notes (as defined in the Prospectus Supplement) which have been sold (including the Notes to which this Pricing Supplement relates) is $182,000,000; and the aggregate proceeds which the Company has received from Debt Securities
(as defined in the Prospectus) which have been sold (excluding the Notes to which this Pricing Supplement relates) is $156,282,000.

"N/A" as used herein means "Not Applicable". "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."

                            MORGAN STANLEY